Exhibit 99.1

Contact: John E. Vollmer III
Chief Financial Officer
Patterson-UTI Energy, Inc.
(281) 765-7100

Patterson-UTI Energy Reports Financial Results for Three and Nine Months Ended September 30,
2011

Revenues Up by 78%, Net Income by 179%

HOUSTON, Texas – October 27, 2011 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and nine months ended September 30, 2011. The Company reported net income of $81.9 million, or $0.53 per share, for the third quarter of 2011, compared to net income of $29.4 million, or $0.19 per share, for the quarter ended September 30, 2010. Revenues for the third quarter of 2011 were $674 million, compared to $379 million for the third quarter of 2010.

The Company reported net income of $235 million, or $1.50 per share, for the nine months ended September 30, 2011, compared to net income of $63.1 million, or $0.41 per share, for the comparable nine month period in 2010. Revenues for the nine months ended September 30, 2011 were $1.8 billion, compared to $957 million for the same nine month period in 2010.

The financial results for the three and nine months ended September 30, 2011 include pretax impairment charges of $4.3 million ($2.7 million after-tax) from the retirement of twenty-two of the Company’s rigs. Components from these rigs are now available as spare parts to support other rigs in the fleet. These retirements reduced net income per share by $0.02 for the three and the nine month periods ended September 30, 2011.

Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “Activity in our U.S. drilling business continued to increase in the third quarter and our Canadian rig count rebounded from the annual spring breakup. Our average number of rigs operating in the third quarter was 221, including 209 in the United States and 12 in Canada. This compares to an average of 202 rigs operating in the second quarter of 2011, including 199 in the United States and 3 in Canada.”

Mr. Wall added, “Average revenue per operating day for the third quarter of 2011 increased by $440 to $21,440, compared to $21,000 for the second quarter of 2011. Average direct operating costs per operating day for the third quarter of 2011 increased to $12,980 from $11,880 for the second quarter of 2011. As a result, average margin per operating day for the third quarter of 2011 was $8,460, compared to $9,110 for the second quarter of 2011. Average costs per operating day increased primarily as a result of higher repairs, maintenance and labor costs. These costs increased primarily as a result of cost inflation in our industry and, in connection with operating our conventional rig fleet, unusually high levels of repairs and maintenance.

“Our rig count has continued to increase and we expect to average approximately 230 rigs operating in October, comprised of 218 in the United States and 12 in Canada. This represents an increase of 38 rigs as compared to October 2010.

“We have continued to increase our long-term contracts coverage and have a long-term contract revenue backlog of approximately $1.7 billion for our drilling business. Based on contracts currently in place, we expect to have an average of approximately 124 rigs operating under long-term contracts during the fourth quarter of 2011 and an average of approximately 96 rigs for 2012.

“We completed 7 new Apex™ rigs during the third quarter, bringing our year-to-date total to 18 new rigs. We expect to complete an additional 7 new Apex™ rigs in the fourth quarter of 2011 and 30 in 2012. With regard to customer contracts for new Apex™ rigs, we entered into long-term agreements for 7 rigs during the third quarter. We currently have long-term contracts for all of the new Apex™ rigs scheduled for delivery in 2011 and substantially all of the new Apex™ rigs scheduled for delivery through the first quarter of 2012.

“In the third quarter, our pressure pumping business achieved a 13% sequential increase in revenue despite the interruption of operations caused by hurricane-related flooding in Appalachia. However, operating income from this segment was relatively flat as a result of cost inefficiencies associated with the flooding-related interruption of operations, product cost increases and higher depreciation expense.

“Demand for our pressure pumping services remains high, and we are adding fracturing capacity. We deployed 138,750 horsepower of new fracturing equipment during the first nine months of 2011. We expect to deploy an additional 66,500 horsepower in the latter part of the fourth quarter and to add approximately 140,000 horsepower for delivery in 2012,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI stated, “Despite recent concerns we have heard about our industry, our average number of rigs operating has increased by 14 rigs from July to October, and we expect continued revenue growth in both drilling and pressure pumping in the fourth quarter. Our businesses continue to benefit from the increased activity associated with oil and liquids-rich plays and our investment in high quality, new equipment. These investments have transformed our Company into a top tier service provider and resulted in greater demand for our services in the current environment of increasing well complexity.

Mr. Siegel further stated, “The evolution of our rig and fracturing fleets is reflected in the portion of our revenues from horizontal and directional wells. For the third quarter, 83% of drilling revenue and 74 % of our fracturing revenue was derived from these types of wells.”

The Company declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on December 30, 2011 to holders of record as of December 15, 2011.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended September 30, 2011 is scheduled for October 27, 2011 at 9:00 a.m. Central Time. The dial-in information for participants is 800-561-2601 (Domestic) and 617-614-3518 (International). The Passcode for both numbers is 92022749. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. Webcast participants should log on 10-15 minutes prior to the scheduled start time. Replay of the conference call will be available at www.patenergy.com through November 10, 2011 and at 888-286-8010 (Domestic) and 617-801-6888 (International) through October 31, 2011. The Passcode for both telephone numbers is 64369642.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has approximately 350 marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia, Ohio and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of equipment and materials, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
REVENUES	$673,828	$378,663	$1,841,296	$957,253
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion, amortization and impairment)	416,301	227,788	1,105,295	597,175
Depreciation, depletion, amortization and impairment	110,713	85,431	309,677	239,930
Selling, general and administrative	15,957	13,685	48,681	37,491
Net gain on asset disposals	(1,437)	(250)	(4,058)	(21,940)
Provision for bad debts	—	(500)	—	(1,500)

Total costs and expenses	541,534	326,154	1,459,595	851,156

OPERATING INCOME	132,294	52,509	381,701	106,097

OTHER INCOME (EXPENSE)
Interest income	47	64	135	1,631
Interest expense	(3,835)	(6,227)	(11,238)	(9,011)
Other	375	260	572	509

Total other expense	(3,413)	(5,903)	(10,531)	(6,871)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	128,881	46,606	371,170	99,226
INCOME TAX EXPENSE	46,953	17,232	135,985	36,138

INCOME FROM CONTINUING OPERATIONS	81,928	29,374	235,185	63,088
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	—	—	(367)	—

NET INCOME	$81,928	$29,374	$234,818	$63,088

BASIC INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.53	$0.19	$1.52	$0.41
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$0.00	$0.00	$0.00
NET INCOME	$0.53	$0.19	$1.52	$0.41
DILUTED INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.53	$0.19	$1.50	$0.41
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$0.00	$0.00	$0.00
NET INCOME	$0.53	$0.19	$1.50	$0.41
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	152,617	152,933	153,661	152,682

Diluted	154,120	154,109	155,369	152,682

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.05	$0.15	$0.15

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Contract Drilling:
Revenues	$436,827	$290,759	$1,200,664	$741,470
Direct operating costs (excluding depreciation)	$264,418	$174,999	$701,871	$459,448
Selling, general and administrative	$2,240	$1,664	$4,833	$3,816
Depreciation and impairment	$84,461	$72,617	$242,598	$205,927
Operating income	$85,708	$41,479	$251,362	$72,279
Operating days – United States	19,217	15,639	54,618	41,405
Operating days – Canada	1,153	761	2,804	2,002
Total operating days	20,370	16,400	57,422	43,407
Average revenue per operating day – United States	$21.19	$17.63	$20.63	$16.95
Average direct operating costs per operating day – United States	$12.74	$10.49	$11.94	$10.40
Average rigs operating – United States	209	170	200	152
Average revenue per operating day – Canada	$25.69	$19.70	$26.42	$19.73
Average direct operating costs per operating day – Canada	$17.05	$14.39	$17.78	$14.31
Average rigs operating – Canada	12	8	10	7
Average revenue per operating day – Total	$21.44	$17.73	$20.91	$17.08
Average direct operating costs per operating day – Total	$12.98	$10.67	$12.22	$10.58
Average rigs operating – Total	221	178	210	159
Capital expenditures	$224,288	$192,233	$556,263	$455,708
Pressure Pumping:
Revenues	$225,164	$81,104	$604,954	$194,219
Direct operating costs (excluding depreciation and amortization)	$149,577	$51,305	$397,018	$132,401
Selling, general and administrative	$4,455	$2,668	$13,250	$8,014
Depreciation and amortization	$20,706	$9,545	$52,542	$25,035
Operating income	$50,426	$17,586	$142,144	$28,769
Fracturing jobs	416	420	1,150	1,078
Other jobs	1,990	1,600	5,071	4,350
Total jobs	2,406	2,020	6,221	5,428
Average revenue per fracturing job	$453.78	$147.20	$445.29	$134.31
Average revenue per other job	$18.29	$12.05	$18.31	$11.36
Total average revenue per job	$93.58	$40.15	$97.24	$35.78
Total average costs per job	$62.17	$25.40	$63.82	$24.39
Capital expenditures	$52,826	$15,531	$135,442	$36,342
Oil and Natural Gas Production and Exploration:
Revenues – Oil	$10,081	$5,580	$31,168	$16,987
Revenues – Natural gas and liquids	$1,756	$1,220	$4,510	$4,577
Revenues – Total	$11,837	$6,800	$35,678	$21,564
Direct operating costs (excluding depletion and impairment)	$2,306	$1,484	$6,406	$5,326
Depletion	$3,359	$2,732	$9,727	$7,240
Impairment of oil and natural gas properties	$1,418	$119	$2,844	$789
Operating income	$4,754	$2,465	$16,701	$8,209
Capital expenditures	$5,467	$4,782	$15,213	$15,902
Corporate and Other:
Selling, general and administrative	$9,262	$9,353	$30,598	$25,661
Depreciation	$769	$418	$1,966	$939
Net gain on asset disposals	$(1,437)	$(250)	$(4,058)	$(21,940)
Provision for bad debts	$—	$(500)	$—	$(1,500)
Capital expenditures	$1,237	$2,288	$4,518	$5,727
Total capital expenditures	$283,818	$214,834	$711,436	$513,679
			September 30,	December 31,
Selected Balance Sheet Data (Unaudited):			2011	2010

Cash and cash equivalents			$10,645	$27,612
Current assets			$691,278	$557,410
Current liabilities			$431,145	$315,965
Working capital			$260,133	$241,445

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income	$81,928	$29,374	$234,818	$63,088
Income tax expense	46,953	17,232	135,985	36,138
Net interest expense	3,788	6,163	11,103	7,380
Depreciation, depletion, amortization and impairment	110,713	85,431	309,677	239,930
Results of discontinued operations:
Income tax benefit	—	—	(209)	—
Depreciation	—	—	—	166

EBITDA	$243,382	$138,200	$691,374	$346,702

EBITDA margin	36.1%	36.5%	37.5%	36.2%
(1) EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.